Exhibit 11

                    Computer Horizons Corp. and Subsidiaries

                 EARNINGS PER COMMON AND COMMON SHARE EQUIVALENT

                             Year ended December 31,

                                            1996          1995          1994
                                         -----------   -----------   -----------
Primary
   Average shares outstanding ........    15,951,000    14,572,000    13,322,000
   Stock options .....................     1,023,000     1,004,000       936,000
                                         -----------   -----------   -----------

   Primary weighted average of common.
   and common equivalent shares
   outstanding .......................    16,974,000    15,576,000    14,258,000
                                         ===========   ===========   ===========

Fully diluted
   Average shares outstanding ........    15,951,000    14,572,000    13,322,000
   Stock options .....................     1,074,000     1,085,000       979,000
                                         -----------   -----------   -----------

   Fully diluted weighted average
   number of common and common
   equivalent shares outstanading.....    17,025,000    15,657,000    14,301,000
                                         ===========   ===========   ===========


Net income ...........................   $11,232,000   $ 9,907,000   $ 5,686,000
                                         ===========   ===========   ===========

Earnings per share
   Primary ...........................   $       .66   $       .64   $       .40
                                         ===========   ===========   ===========

   Fully diluted .....................   $       .66   $       .63   $       .40
                                         ===========   ===========   ===========
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